UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Centennial Technologies, Inc.
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             (Exact name of registrant as specified in its charter)

              Delaware                                   04-2978400
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

37 Manning Road, Billerica, Massachusetts                            01821
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(Address of principal executive offices)                           (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                      Name of each exchange on which
         to be so registered                      each class is to be registered
         -------------------                      ------------------------------

         Common Stock, $.01 par value per share          New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of class)


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                                (Title of class)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]







                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Common Stock

         The capital stock of Centennial Technologies, Inc. (the "Registrant") to be registered is the Registrant's Common Stock, $.01 par value per share (the "Common Stock"). Subject to the prior rights of any preferred stock which may from time to time be outstanding, if any, all holders of shares of Common Stock have equal ratable rights to dividends from funds legally available for dividends, when and if declared by the Registrant's Board of Directors. The Common Stock has no terms of conversion, sinking fund provisions or redemption provisions. Each share of Common Stock held of record entitles the holder thereof to one (1) vote on all matters, including the election of directors. The Board of Directors is not classified. All holders of shares of Common Stock are entitled to share ratably in all of the assets of the Registrant remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any, upon liquidation, dissolution or winding up of the Registrant's affairs. The Common Stock has no preemption rights. The holders of the Common Stock have no liability to further calls or assessment by the Registrant. Of the 50,000,000 authorized shares of Common Stock, 583,739 shares presently issued and outstanding are not registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 pursuant to the Act. Certificates for such restricted securities bear legends restricting transfer of such shares and each holder understands and has agreed that the shares must be held unless they are registered under the Act or an exemption from such registration is available. A registration statement on Form S-3 has been filed for registration under the Act for 115,004 shares of the restricted Common Stock. There is no provision discriminating against any existing or prospective holder of the Common Stock as a result of such security holder owning a substantial amount of Common Stock.

         The rights evidenced by the Common Stock to be registered are not presently, but may be, materially limited or qualified by the rights of any shares of the Registrant's preferred stock, if any are issued. The Board of Directors has the authority to designate the rights and preferences of any shares of preferred stock upon their issuance.


ITEM 2.  EXHIBITS.

         The securities to be registered hereby are to be registered on an exchange on which no other securities of the Registrant are registered. Therefore, all exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange and are not filed with or incorporated by reference in this Registration Statement.





                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                   CENTENNIAL TECHNOLOGIES, INC.



                                   By:/s/ Emanuel Pinez
                                      ------------------------------------------
                                          Emanuel Pinez, Chief Executive Officer

Date:  November 12, 1996